Exhibit 10.4

EXECUTION VERSION

FOURTH AMENDED AND RESTATED PARENTS’ SIDE AGREEMENT

FOURTH AMENDED AND RESTATED PARENTS’ SIDE AGREEMENT (this “Agreement”), dated as of May 27, 2016 by Navistar International Corporation, a Delaware corporation (the “Parent”), and Navistar, Inc. (formerly known as International Truck and Engine Corporation), a Delaware corporation (“International”), for the benefit of the Lenders from time to time party to the Credit Agreement referred to below.

WHEREAS, Navistar Financial Corporation, a Delaware corporation (the “US Borrower”), has entered into a Third Amended and Restated Credit Agreement, dated as of May 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) (capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement), with NAVISTAR FINANCIAL, S.A. DE C.V., SOCIEDAD FINANCIERA DE OBJETO MULITPLE, ENTIDAD REGULADA, a Mexican corporation (the “Mexican Borrower”; together with the US Borrower, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent, which amends and restates in its entirety the Existing Credit Agreement;

WHEREAS, it is a condition to the effectiveness of the Credit Agreement that the Parent and International execute and deliver this Agreement; and WHEREAS, unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOW, THEREFORE, in order to induce the Lenders to enter into the Credit Agreement and to satisfy a condition to the effectiveness thereof, the Parent and International agree for the benefit of the Lenders that, until the Commitments and all Letters of Credit under the Credit Agreement shall have expired or terminated, the principal of and interest on each Loan and all fees payable thereunder shall have been paid in full and all LC Disbursements shall have been reimbursed:

SECTION 1. Ownership of the US Borrower. Either the Parent or International will at all times own and hold the entire legal and beneficial interest in all of the outstanding stock of the US Borrower having ordinary voting power for the election of directors (other than directors’ qualifying shares). Neither the Parent nor International will, directly or indirectly, sell, exchange, transfer, pledge or in any way encumber or otherwise dispose of any such stock.

SECTION 2. US Borrower’s Fixed Charge Coverage Ratio. International will not permit the ratio of (i) the sum of (A) consolidated interest Credit Agreement expense of the US Borrower and its consolidated Subsidiaries, (B) consolidated income of the US Borrower and its consolidated Subsidiaries before income taxes, (C) dividends on any preferred stock of the US Borrower or other scheduled payments of a similar nature, and (D) any International Contributions with respect to any fiscal quarter during such period to (ii) the sum of (A) consolidated interest expense of the US Borrower and its consolidated Subsidiaries and (B) dividends on any preferred stock of the US Borrower or other scheduled payments of a similar nature, as at the last day of any fiscal quarter for the period of four consecutive fiscal quarters then ended, to be less than 1.25 to 1.00.

SECTION 3. Intercompany Agreements. International will perform all of its obligations under the Master Intercompany Agreement and the Used Truck Loan Agreement and, except as permitted by Section 7.08 of the Credit Agreement, will not cancel, terminate, amend, waive or modify the Master Intercompany Agreement or the Used Truck Loan Agreement.

SECTION 4. Additional Covenants. Neither the Parent nor International shall enter into, execute, or otherwise permit to exist any indenture, agreement, or other instrument with a value or principal amount of $10,000,000 or more that is binding upon the Parent, International or any of their respective Subsidiaries or its assets that would prohibit, restrict, or otherwise limit in any way (including, without limitation, by giving rise to a right thereunder to require any payment to be made by the Parent, International or any of their respective Subsidiaries or by resulting in the creation or imposition of any Lien on any asset of the Parent, International or any of their respective Subsidiaries) the ability of the Parent or International to fulfill its obligations under this Agreement, or, with respect to the Parent, its obligations under the Parent Guarantee.

SECTION 5. Representations and Warranties. The execution, delivery and performance by International and the Parent of this Agreement are within such party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of International and the Parent and each of this Agreement, the Master Intercompany Agreement, the Used Truck Loan Agreement and the Tax Allocation Agreement constitutes a legal, valid and binding obligation of each of International and the Parent, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery by the Parent and International of this Agreement will not (a) violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, International or any of their respective subsidiaries or its assets, (b) give rise to a right thereunder to require any payment to be made by the Parent, International or any of their respective subsidiaries or (c) result in the creation or imposition of any Lien on any asset of the Parent, International or any of their respective subsidiaries.

SECTION 6. Amendments and Waivers. Any provision of this Agreement may be amended or waived so long as such amendment or waiver is in writing and is signed by the Parent, International and the Required Lenders.

SECTION 7. Successors and Assigns. This Agreement shall be binding upon the Parent, International and their respective successors and assigns, and shall inure to the benefit of the Lenders and their respective successors and permitted assigns.

SECTION 8. New York Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 9. Integration. This Agreement amends and restates in its entirety the terms and provisions of the Third Amended and Restated Parents’ Side Agreement, dated as of December 2, 2011, between the Parent and International for the benefit of the lenders under the Existing Credit Agreement and supersedes and replaces the terms thereof in their entirety.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their authorized officers of the day and year first above written.

NAVISTAR INTERNATIONAL CORPORATION

By	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	President, Financial Services and Treasurer

NAVISTAR, INC. (F/KA/ INTERNATIONAL TRUCK AND ENGINE CORPORATION)

By	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	Vice President, Chief Financial Officer and Treasurer

Signature page to the Fourth Amended and Restated Parents’ Side Agreement